INDEPENDENT AUDITORS' CONSENT



         We consent to the incorporation by reference in Registration Statement No. 333-30895 on Form S-8 of our report dated August 15, 1997 (September 19, 1997 as to Note 11), appearing in this Annual Report on Form 10-K of Phar-Mor, Inc. for the year ended June 28, 1997. Our report expresses an unqualified opinion on the consolidated balance sheets of Phar-Mor, Inc. and subsidiaries as of June 28, 1997 and June 29, 1996 and the related consolidated statements of operations, changes in stockholders' equity (deficiency) and cash flows for the fifty-two weeks ended June 28, 1997 and the forty-three weeks ended June 29, 1996. Our report expresses a qualified opinion on the consolidated statements of operations, changes in stockholders' equity (deficiency) and cash flows of Phar-Mor, Inc. and subsidiaries for the nine weeks ended September 2, 1995 and the fifty-two weeks ended July 1, 1995 as reliable accounting records and sufficient evidential matter to support the acquisition cost of property and equipment were not available. Also, our report includes an explanatory paragraph relating to the comparability of financial information prior to September 2, 1995 as a result of Phar-Mor's emergence from bankruptcy and the creation of a new entity.


Deloitte & Touche LLP
Pittsburgh, Pennsylvania

September 24, 1997